MSB FINANCIAL CORP. RELEASES THIRD QUARTER EARNINGS

Millington, New Jersey, October 31, 2017 – MSB Financial Corp. (NASDAQ: MSBF) (the "Company"), parent company of Millington Bank, reported today the results of its operations for the three and nine months ended September 30, 2017.

The Company reported net income of $1.2 million, or $0.21 per diluted common share, for the three months ended       September 30, 2017, compared to net income of $301,000, or $0.05 per diluted common share, for the three months ended September 30, 2016. Net income for the nine months ended September 30, 2017 was $2.5 million, or $0.44 per diluted common share, compared to net income of $683,000, or $0.12 per diluted common share, for the nine months ended September 30, 2016.

On August 4, 2017, certain directors, executive officers and directors emeriti executed options to purchase 212,468 shares of Common Stock at a per share exercise price of $9.4323.  In lieu of issuing shares of Common Stock upon the exercise of such options, the Company made a cash payment to such optionees equal to the excess of the closing price of the Common Stock on the Nasdaq Stock Market on August 4, 2017 of $17.30 over the per share exercise price of such options of $9.4323 multiplied by the number of options being exercised.  An aggregate of $1.7 million was paid to the optionees. In addition, the transaction resulted in approximately a $406,000 tax benefit to the Company during the quarter which resulted in a net tax benefit of $86,000 for the quarter ended September 30, 2017 as compared to a net income tax expense of $146,000 for the quarter ended September 30, 2016. The options were issued in 2008 and were related to the Company's conversion from a Mutual Holding Company to a minority owned, public Bank Holding Company.

Growth in net interest income and margin reflect growth in commercial loans
Net interest income for the three months ended September 30, 2017 increased $1.3 million, or 44.8%, to $4.2 million compared to $2.9 million for the third quarter of 2016.  For the nine months ended September 30, 2017, net interest income grew $3.0 million, or 34.5%, to $11.7 million compared to $8.7 million for the nine months ended September 30, 2016. Net interest margin for the three months ended September 30, 2017 was 3.37% compared to 3.05% for the same period in 2016 while for the nine months ended September 30, 2017, net interest margin was 3.34%, an improvement of 23 basis points, compared to 3.11% for the nine months ended September 30, 2016. Net interest income and net interest margin continue to increase due primarily to the growth in the Company's commercial real estate and commercial loan portfolios.

Commercial loan growth year to date
At September 30, 2017, the Company's net loan portfolio totaled $461.3 million, an increase of $93.3 million or 25.4%, compared to $368.0 million at December 31, 2016. Commercial real estate loans increased $60.1 million or 48.2% while commercial and industrial loans increased $28.2 million or 62.2% from December 31, 2016 as the Company continues to focus on the origination of commercial relationships. Additionally, construction loans, net of loans in process, increased $9.1 million or 91.4% from December 31, 2016.

The following table summarizes loan balances and composition at September 30, 2017 and December 31, 2016:

	At		At
	September 30,		December 31,
(In thousands)	2017		2016

Residential mortgage:
One-to-four family	$161,679	33.4%	$160,534	42.3%
Home equity	27,409	5.7	32,262	8.5

Total residential mortgage	189,088	39.1	192,796	50.8

Commercial and multi-family real estate	184,791	38.2	124,656	32.8
Construction	36,002	7.4	16,554	4.4
Commercial and industrial	73,409	15.2	45,246	11.9

Total commercial loans	294,202	60.8	186,456	49.1

Consumer loans	659	0.1	446	0.1

Total loans receivable	483,949	100.0%	379,698	100.0%

Less:
Loans in process	16,864		6,557
Deferred loan fees	525		658
Allowance	5,275		4,476

Total loans receivable, net	$461,285		$368,007

Credit quality
Overall credit quality improved quarter over quarter. Total delinquent loans (including nonperforming delinquent loans) were $6.1 million at September 30, 2017, a reduction of $2.7 million from June 30, 2017. Total nonperforming loans were $4.4 million at September 30, 2017 compared to $6.9 million at June 30, 2017. The allowance for loan losses as a percentage of total loans was 1.13% and 1.14% at September 30, 2017 and June 30, 2017, respectively, while the allowance for loan losses as a percentage of non-performing loans increased to 118.69% at September 30, 2017 from 71.21% at June 30, 2017. Non-performing loans to total loans declined to 0.95% at September 30, 2017 from 1.60% at June 30, 2017.

Consumer deposit growth during the year
Total deposits at September 30, 2017 were $397.5 million compared with $362.3 million at December 31, 2016.  Overall, deposits increased by $35.2 million, or 9.7% with growth occurring across substantially all product types. Most of the growth occurred in the certificates of deposit as the Company utilized a deposit listing service to bring in $19.6 million in institutional funds. In addition, other deposit categories grew as a result of a promotional campaign implemented during the second quarter that attracted new deposits.

The following table summarizes deposit balances and composition at September 30, 2017 and December 31, 2016:

	At		At
(Dollars in thousands)	September 30, 2017		December 31, 2016

Noninterest demand	$ 40,504	10.19%	$ 44,365	12.25%
Interest demand	107,419	27.02	99,879	27.57
Savings	108,249	27.23	103,163	28.47
Money Market	16,517	4.16	11,265	3.11

Total demand deposits	272,689	68.60	258,672	71.40

Certificates of Deposit	124,821	31.40	103,627	28.60

Total Deposits	$ 397,510	100.00%	$ 362,299	100.00%

CEO outlook:

"Our management team and staff have worked extremely hard to ensure the Company meets its strategic goals for 2017, and our 3rd quarter results further validate these efforts," stated Michael A. Shriner, President and Chief Executive Officer.  Mr. Shriner added, "Deposit and loan growth are up, the diversification of the loan portfolio continues, and earnings have improved significantly since the beginning of the year. We were pleased to be able to pay the $0.425 special dividend in September."

Forward Looking Statement Disclaimer
The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. Factors that may cause actual results to differ from those contemplated include our continued ability to grow the loan portfolio and our continued ability to manage cybersecurity risks.

Contact:	Michael A. Shriner, President & CEO
(908) 647-4000
mshriner@millingtonbank.com

MSB FINANCIAL CORP
(In Thousands, except for per share amount)	(Unaudited)
Statement of Financial Condition Data:	09/30/2017	12/31/2016
Total assets	$541,757	$461,646

Cash and cash equivalents	8,771	21,382

Loans receivable, net	461,285	368,007

Securities held to maturity	40,752	44,104

Deposits	397,510	362,299

Federal Home Loan Bank advances	68,375	22,675

Total stockholders' equity	72,540	73,185

Stock Information:
Number of shares of common stock outstanding	5,769	5,714
Book value per share of common stock	$12.57	$12.81
Closing market price	$17.85	$14.70

	(Unaudited) For the three months ended September 30,		(Unaudited) For the nine months ended September 30,
Summary of Operations: (In Thousands, except for per share amounts)	2017	2016	2017	2016
Total interest income	$5,083	$3,510	$14,103	$10,261

Total interest expense	893	566	2,394	1,598

Net interest income	4,190	2,944	11,709	8,663

Provision for loan losses	490	180	985	500

Net interest income after provision for loan losses	3,700	2,764	10,724	8,163

Non-interest income	205	183	611	836

Non-interest expense	2,822	2,500	8,357	7,973

Income before taxes	1,083	447	2,978	1,026

Income tax (benefit) expense	(86)	146	528	343

Net income	$1,169	$301	$2,450	$683

Net income per common share - basic	$0.21	$0.05	$0.44	$0.12
Net income per common share - diluted	$0.21	$0.05	$0.44	$0.12

Weighted average number of shares - basic	5,564	5,588	5,541	5,692
Weighted average number of shares - diluted	5,575	5,670	5,545	5,768

Performance Ratios:
Return on average assets annualized	0.90%	0.29%	0.66%	0.23%
Return on average common equity annualized	6.31%	1.62%	4.40%	1.20%
Net interest margin	3.37%	3.05%	3.34%	3.11%
Efficiency ratio	64.21%	79.95%	67.83%	83.94%
Operating expenses / average assets annualized	2.16%	2.45%	2.27%	2.72%

	For the three months ended
	09/30/2017			09/30/2016
Average Balance Sheet (In Thousands)	Average Balance	Interest Income/ Expense	Yield	Average Balance	Interest Income/ Expense	Yield
Interest-earning assets:
Loans receivable	$446,383	$4,769	4.27%	$305,405	$3,177	4.16%
Securities held to maturity	41,423	264	2.55	47,293	276	2.33
Other interest-earning assets	9,526	50	2.10	33,412	57	0.68
Total interest-earning assets	497,332	5,083	4.09	386,110	3,510	3.64

Allowance for loan loss	(4,922)			(3,905)
Non-interest-earning assets	29,019			26,133
Total non-interest-earning assets	24,097			22,228
Total Assets	$521,429			$408,338

Interest-bearing liabilities:
Demand & money market	$118,084	$118	0.40%	$81,020	$60	0.30%
Savings and club deposits	106,950	73	0.27	103,166	57	0.22
Certificates of deposit	125,555	431	1.37	89,365	266	1.19
Total interest-bearing deposits	350,589	622	0.71	273,551	383	0.56

Federal Home Loan Bank advances	47,788	271	2.27	22,675	183	3.23
Total interest-bearing liabilities	398,377	893	0.90	296,226	566	0.76

Non-interest-bearing deposit	44,970			34,455
Other non-interest-bearing liabilities	3,964			3,430
Total Liabilities	447,311			334,111

Equity	74,118			74,227
Total Liabilities and Equity	$521,429			$408,338

Net Interest Spread		4,190	3.19%		2,944	2.88%

Net Interest Margin			3.37%			3.05%

Ratio of Interest Earning Assets to Interest Bearing Liabilities	124.84%			130.34%

	For the nine months ended
	09/30/2017			09/30/2016
Average Balance Sheet (In Thousands)	Average Balance	Interest Income/ Expense	Yield	Average Balance	Interest Income/ Expense	Yield
Interest-earning assets:
Loans receivable	$415,512	$13,213	4.24%	$287,688	$9,097	4.22%
Securities held to maturity	42,190	762	2.41	62,215	1,038	2.22
Other interest-earning assets	10,156	128	1.68	21,136	126	0.79
Total interest-earning assets	467,858	14,103	4.02	371,039	10,261	3.69

Allowance for loan loss	(4,715)			(3,749)
Non-interest-earning assets	28,791			23,215
Total non-interest-earning assets	24,076			19,466
Total Assets	$491,934			$390,505

Interest-bearing liabilities:
Demand & money market	$110,116	$315	0.38%	$63,224	$118	0.25%
Savings and club deposits	105,237	193	0.24	103,298	171	0.22
Certificates of deposit	118,378	1,195	1.35	86,512	747	1.15
Total interest-bearing deposits	333,731	1,703	0.68	253,034	1,036	0.55

Federal Home Loan Bank advances	38,563	691	2.39	25,026	562	2.99
Total interest-bearing liabilities	372,294	2,394	0.86	278,060	1,598	0.77

Non-interest-bearing deposit	41,966			32,687
Other non-interest-bearing liabilities	3,377			3,664
Total Liabilities	417,637			314,411

Equity	74,297			76,094
Total Liabilities and Equity	$491,934			$390,505

Net Interest Spread		11,709	3.16%		8,663	2.92%

Net Interest Margin			3.34%			3.11%

Ratio of Interest Earning Assets to Interest Bearing Liabilities	125.67%			133.44%